Exhibit 99.1

17-01 Pollitt Drive Fair Lawn, NJ 07410 Main 201-794-6500 Fax 201-794-8341 www.hbe-inc.com

For Immediate Release

HENRY BROS. ELECTRONICS, INC. REPORTS SECOND QUARTER 2010 RESULTS
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FAIR LAWN, N.J., August 11 2010 -- Henry Bros. Electronics, Inc. (NASDAQ: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced results for the second quarter ended June 30, 2010.

The Company reported revenue of $15.2 million for the three months ended June 30, 2010, representing an 8.4% increase over revenue of $14.0 million for the same period a year ago and 21.8% increase over the first quarter of 2010. Revenue increased at the Company's California, New Jersey/New York and Texas operations in the second quarter of 2010 versus the same quarter in the prior year and was driven primarily by the public sector transportation vertical market. Partially offsetting these increases were declines in revenues recognized under the TVCS contract with L-3 Communications, as well as declines in the Colorado and Arizona operations.

The Company reported net income of $393,804, or $0.06 per diluted share, for the second quarter ended June 30, 2010, compared to net income of $55,253, or $0.01 per diluted share, in the comparable period of 2009. The Company's increase in net income is principally the result of lower personnel costs, lower facility costs and overall cost containment reflecting management's efforts to lessen the negative impact of the protracted credit freeze and economic downturn.

Revenue for the six-month period ended June 30, 2010 was $27.6 million, representing a decrease of 5.8% over revenue of $29.3 million for the six months ended June 30, 2009.  Net income for the 2010 six-month period was $451,191, or $0.07 per diluted share, compared to net income of $221,375, or $0.04 per diluted share, for the 2009 six-month period.

The Company's backlog as of June 30, 2010 was a record $50.0 million, an increase of 121%, from backlog of $23 million on June 30, 2009, and an increase of 78% compared to backlog of $28.0 million at December 31, 2009.  The increase in backlog is a primary result of an increase in bookings in the New Jersey / New York, Texas and California operations.

Jim Henry, CEO of Henry Bros. Electronics, commented, "The revenue increase in the second quarter exceeded our expectations and supports our belief that the remainder of the year, as well as 2011, will show strong growth.  We are confident that our aggressive strategy of refocusing our sales force on prospecting is driving our momentum in our key markets. Bookings in the second quarter were a record $35 million, an increase of 111% year-over-year, and represents increases in all regions except for Colorado.  Texas, New York / New Jersey and California were particularly strong during the quarter and we continue to see growth in these markets driven by retail, healthcare and the public transportation sectors."

"During the first six-months, core earnings per share grew even more strongly than sales.  Revenue in the first six months was lower in comparison to the same period a year ago.  A large contract in 2009 and a delay in installations due to new government requirements related to the TVCS contract with L-3 Communications were the primary reasons for the lower revenue in the period.  Stronger second quarter sales and lower selling, general and administrative expenses as a result of aggressive cost-cutting actions allowed us to maintain our bottom line and margins during the period," Henry continued.

Henry concluded, "We expect to see the second half of the year to continue the momentum we had coming out of the second quarter.  Revenue from the contract with L-3 will increase in the second half of 2010, with installation at two new sites already in progress and four additional sites scheduled to begin within the next six-months.  Additionally, the second half of the year and into 2011 will be supported by our record backlog of approximately $50 million at June 30, 2010.  Given where we stand at the end of the second quarter, we are increasing our full-year, top-line guidance to $70 million to $75 million with a 5%-6% operating margin."

Conference Call Information:

Conference Call Information:

Henry Bros. Electronics will be hosting a conference call on August 12, 2010, at 11 a.m. ET.  To participate on the call, please use the following number and conference code:

(888) 562-3356 (Domestic)

(973) 582-2700 (International)

Conference code: 93397484

A replay of the call will be available from 08/12/2010 at 2 p.m., ET, through 09/13/2010 at 11:59 p.m., ET.  To access the replay, please call (800) 642-1687 in the United States or (706) 645-9291 outside the United States.  To access the replay, users will need to enter the following code: 93397484.

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics (Nasdaq:HBE - News) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies.  The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, there can be no assurance that the Company will achieve revenues of $70 to $75 million or a 5% to 6% operating profit in 2010.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Phil Carlson	Jim Henry, Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1233	201-794-6500
tfromer@kcsa.com / pcarlson@kcsa.com	jhenry@hbe-inc.com

Tables follow

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended June 30,		Three months ended June 30,
	2010	2009	2010	2009
Revenue	$27,592,292	$29,280,192	$15,151,000	$13,971,980
Cost of revenue	19,894,834	21,168,069	11,030,544	10,081,871
Gross profit	7,697,458	8,112,123	4,120,456	3,890,109
Operating expenses:
Selling, general & administrative expenses	6,762,113	7,562,645	3,305,055	3,691,785
Operating profit	935,345	549,478	815,401	198,324

Interest income	56,333	9,037	14,339	2,067
Other income	4,465	15,794	-	2,608
Interest expense	(111,785)	(165,407)	(52,808)	(99,706)
Income before income tax expense	884,358	408,902	776,932	103,293
Income tax expense	433,167	187,527	383,128	48,040
Net income	$451,191	$221,375	$393,804	$55,253

BASIC EARNINGS PER COMMON SHARE:
Basic earnings per common share	$0.07	$0.04	$0.07	$0.01
Weighted average common shares	6,040,615	5,850,048	6,043,937	5,870,291

DILUTED EARNINGS PER COMMON SHARE:
Diluted earnings per common share	$0.07	$0.04	$0.06	$0.01
Weighted average diluted common shares	6,203,366	6,044,499	6,206,688	6,064,742